Exhibit 22.1
Preferred Limited Partnership Units of Brookfield Property Preferred L.P.
Issuer:
Brookfield Property Preferred L.P.
Guarantors:
Brookfield Property Partners L.P.
Brookfield Property L.P.
Brookfield BPY Holdings Inc.
Brookfield BPY Retail Holdings II Inc.
BPY Bermuda Holdings Limited
BPY Bermuda Holdings II Limited
BPY Bermuda Holdings IV Limited
BPY Bermuda Holdings V Limited
BPY Bermuda Holdings VI Limited